Exhibit 10.1

Amendment to Sales Agreement

Effective as of February 1, 2013

Symetra Life Insurance Company

Individual Life Policies

Commission Schedule Terms and Conditions

Terms

1.	Commissions are payable on premiums paid to the Company. Basic and Renewal commissions are vested and constitute full compensation to the designated writing agency. The writing agency will be paid all Basic and Renewal Commissions which are calculated according to the Commission Schedule Individual Life Policies Endorsement Form included in this contract. There may be a maximum of two writing agencies per coverage. Basic and renewal commissions for any increase in coverage are paid to the writing agency of that increase. When the balance due is less than a reasonable minimum sum, established by the Company, payments may be paid only as the minimum amount is reached.

2.	To change the writing agency, written consent from the current writing agency must be submitted to the Company’s Home Office. The Company reserves the right through its Home Office to approve any such request and is not bound by such change until approved by the Company’s Home Office. The new writing agency is subject to the provisions in this agreement. The Company assumes no responsibility for the validity of the change of writing agency and the Company is held harmless with regard to any amount paid by it to the new writing agency. Any change of writing agency must comply with all applicable state laws and regulations. For those policies identified in writing as a part of the change in writing agency, the future compensation and all past, present and future obligations are transferred to the new writing agency.

3.	Service fees are payable on premiums paid to the Company. Such Service Fees constitute full compensation to the designated servicing agency. The service fee is calculated according to the Commission Schedule Individual Life Policies Endorsement Form included in this contract. The servicing agency will be paid all the service fees. During the calendar years in which the Servicing Agency receives a minimum of $1,000.00 in first year commission for Individual Life policies service fees will be paid. When the balance due is less than a reasonable minimum sum, established by the Company, payments may be paid only as the minimum amount is reached.

4.	The servicing agency may be designated by the policyowner or by the writing agency at the time of policy issue. Changing to a new servicing agency requires written consent from the policyowner to be submitted to the Company’s Home Office. The Company reserves the right through its Home Office to approve any such request and is not bound by such change until approved by the Company’s Home Office. If the servicing agency is not specifically designated then the writing agency will be the servicing agency.

5.	Trail commissions, if applicable, are vested and payable to the writing agency of the original base policy. These commissions are calculated according to Section 3 of the Commission Schedule Individual Life Policies Endorsement Form included in this contract. If trail commissions are earned they will be paid on the first commission statement following the policy anniversary.

6.	The Company reserves the right to reduce compensation when the face amount exceeds the sum of the Company’s retention limit plus automatic reinsurance coverage.

7.	In the event a policy terminates within 12 months of policy issue for any reason other than the death of the insured, including but not limited to a lapse or a rescission of the policy, Agency must repay 100 per cent of the commission previously paid on such policy and Symetra Life has the right to chargeback such commission.

8.	In addition to commission payable, the Company may award to the writing agency Annual First Year Premium (AFYP) production credit. AFYP is a measurement of production that is equal to the required first year premium on an annual payment mode. Net AFYP is the production credit issued by the Company on business written during the calendar year minus the production credited to policies that have lapsed during the year prior to their first renewal.

9.	When a writing agency sells additional insurance riders commissions will be calculated and paid according to the Commission Schedule Individual Life Policies Endorsement Form included in this contract.

10.	If this Agency Agreement is terminated, the commissions payable to the writing agency shall be limited to those payable as first year and renewal commissions at the rate provided in the Commission Schedule Individual Life Policies Endorsement Form in effect on the date of termination.

11.	No Commissions or service fees will be paid with respect to:

a.	Premiums which are waived under the terms of a policy;

b.	Premiums for temporary extra rating for five years or less;

c.	Premiums for a policy which is a conversion of group life or health insurance coverage; and

d.	Premium paid by automatic premium loan.

12.	When a conversion privilege is exercised, and the new policy is dated as of a current date, commissions will be calculated in accordance with the rules of the Company in effect at the time of such conversion. If the Company determines a policy replaces a policy previously issued by the Company on the same insured, the commission payable for the first year of insurance for the new policy will be calculated in accordance with the rules of the Company in effect at the time of such replacement.

13.	If an Agency is terminated due to uncollectible outstanding agency commission debt, terms defined in section one above will be revoked and Basic and Renewal Commissions will no longer be vested.

Conditions

1.	Agency has no authority to deliver any policy unless the applicant therein is, at the time of delivery, in good health and insurable condition.

2.	Notwithstanding any other provision of this agreement, regarding any policy listed in this agreement’s Commission Schedule Individual Life Policy Endorsement, Agency shall not, to induce any person to insure with Company, pay or allow or offer any illegal rebate of premium or other consideration due and not specified in the policy.

THIS ENDORSEMENT MAY BE MODIFIED OR CANCELED BY THE COMPANY AT ANY TIME BY PROVIDING WRITTEN NOTICE.

The provisions of this endorsement supersede any provisions of prior endorsements.

Agency is responsible for ensuring that no business is solicited by any representatives until that representative is authorized to represent the Company and this endorsement is in effect.